Exhibit 99.6

FORM OF LETTER TO BROKERS DEALERS

VIVENDI UNIVERSAL S.A.

Offer To Exchange Its New Issue of
9.25% Senior Notes Due 2010,
Each of Which Have Been Registered Under the Securities Act of 1933, as Amended
For Any and All Un-registered and Outstanding
9.25% Senior Notes Due 2010 and its 9.50% Senior Notes due 2010, Respectively

To: Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith the materials listed below relating to the offer by Vivendi Universal S.A., a société anonyme organized under the laws of the Republic of France (the “Company”), to exchange its new issue of 9.25% Senior Notes due 2010 and its 9.50% Senior Notes due 2010, (the “Exchange Notes”), each of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for its unregistered outstanding 9.25% Senior Notes due 2010 and its 9.50% Senior Notes due 2010, respectively (the “Old Notes”), upon the terms and subject to the conditions set forth in the prospectus dated      , 2003 (as amended or supplemented from time to time, the (“Prospectus”) of the Company and the related letters of transmittal (as amended or supplemented from time to time, the “Letters of Transmittal”), which together constitute the Company’s offer (the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal relating to the Old Notes denominated in dollars for your use and for the information of your clients;

3.	Letter of Transmittal relating to the Old Notes denominated in euros for your use and for the information of your clients;

4.	Notice of Guaranteed Delivery relating to the Old Notes denominated in dollars and a Notice of Guaranteed Delivery relating to the Old Notes denominated in euros, each of which is to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the appropriate exchange agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

5.	Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instructions referred to below, for obtaining the client’s instructions with regard to the Exchange Offer; and

6.	Instructions to Registered Holder from Beneficial Owner.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on      , 2003 with respect to the Old Notes denominated in U.S. dollars and at 10:00 p.m., London time, on                    , 2003 with respect to the Old Notes denominated in euros (each, an “Expiration Date”), unless extended by the Company. The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letters of Transmittal, each holder of Old Notes will represent to the Company that (i) neither the holder of Old Notes nor any other person is an “affiliate” of the Company (within the meaning of Rule 405 under the Securities Act) or, if the holder is an affiliate, that holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any Exchange Notes to be acquired pursuant to the Exchange Offer will be obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not that person is the registered holder, (iii) neither the holder nor any other person has an arrangement or understanding with any person to participate in a distribution of Exchange Notes, (iv) if the holder is not a broker-dealer, neither the holder nor any other person is engaged in or intends to engage in the distribution of the Exchange Notes and (v) if the holder is a broker-dealer, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes, the holder is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The enclosed Instructions to Registered Holder from Beneficial Owner contain an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the exchange agents) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it.

Any questions regarding the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the exchange agents for the Exchange Offer, at their addresses and telephone numbers set forth on the front of the Letters of Transmittal.

Very truly yours,

Vivendi Universal S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT FOR THE COMPANY OR THE EXCHANGE AGENTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.